 Exhibit 3(b)

AMENDED AND RESTATED

BY-LAWS

OF

THE DEWEY ELECTRONICS CORPORATION
(as of January 30, 2017)

ARTICLE I

OFFICES

Section 1. Location. The corporation may have other offices at such places either within or without the State of New York as the board of directors may from time to time designate or the business of the corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the shareholders of the corporation, for the election of directors and the transaction of such other business as may properly come before said meeting, shall be held annually at such place within or without the State of New York as may from time to time be designated by the directors and set forth in the notice of the meeting. The meeting shall be held in each year as may from time to time be designated by the directors and set forth in the notice of the meeting. The chairman of the board of directors, or another member of the board of directors appointed by the chairman, shall be the presiding officer at every meeting of the shareholders of the corporation.
Section 2. Special Meetings. Special meetings of shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board or by the order of the board of directors, and special meetings of shareholders prescribed by law for the election of directors shall be called by the board of directors or by the secretary or an assistant secretary upon demand as prescribed by law. Such meetings shall, except as otherwise prescribed by law, be held at such time and place within or without the State of New York as shall be designated by the person, or by the order of the board of directors, calling such meeting.
Section 3. Notice of Meetings. A copy of the notice of every annual and special meeting of shareholders, other than any meeting the giving of notice of which is otherwise prescribed by law, stating the place, date and hour thereof, and in the case of any special meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting and setting forth the purposes for which the meeting is called, shall be given personally, electronically, or mailed, at least 10 but not more than 50 days before such meeting, to each shareholder of record entitled to vote thereat. If sent electronically, such notice shall be directed to the e-mail address provided by the shareholder in writing. If mailed, such copy shall be deposited in the United States mail with postage thereon prepaid, directed to each such shareholder at his or her address as the same appears on the record of shareholders of the corporation or, if a shareholder shall have filed with the secretary of the corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. If at any meeting, annual or special, action is proposed to be taken which would, if taken, entitle shareholders fulfilling the requirements of law to receive payment for their shares, the notice of the meeting shall include a statement of that purpose and to that effect.

Section 4. Quorum. At all meetings of shareholders, except as otherwise expressly provided by law, there shall be present either in person or by proxy shareholders of record holding at least a majority of the shares entitled to vote at such meetings in order to constitute a quorum, but less than a quorum shall have the power to adjourn any meeting until a quorum shall be present. The presiding officer at any meeting of shareholders may adjourn such meeting at any time for the purpose of determining whether a quorum is present or for any other reason. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
Section 5. Voting and Proxies. At every meeting of shareholders every shareholder of record shall be entitled to one vote for every share standing in his or her name on the record of shareholders on any matter to be voted upon at such meeting, unless otherwise provided in the certificate of incorporation, and may exercise such voting right either in person or by proxy, except that no proxy shall be voted on after 11 months from its date unless otherwise provided in the proxy. No share of stock shall be voted at any meeting by any person other than (i) the owner thereof registered as such on the corporation’s books on the record date fixed by the directors, or (ii) the duly appointed proxy of such registered owner. Any vote for directors and/or proposals that shall be presented at a shareholders’ meeting may be by written, telephonic or electronic means. This includes, but is not limited to, written ballots, telegrams, cablegrams, facsimile or internet transmissions, provided that such electronic transmissions are submitted with proof that such electronic transmission is authorized by the shareholder.
Section 6. Inspectors of Voting. The board of directors, in advance of any shareholders’ meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a shareholders’ meeting may, and on the request of any shareholder entitled to vote thereat shall, appoint one or more inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the board of directors in advance of the meeting or at the meeting by the person presiding thereat. Inspectors, none of whom shall be an officer, director or a candidate for the office of director, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall determine and report to the meeting as to the results of all voting (by ballot or otherwise) on all matters submitted to a vote at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability.
Section 7. Voting List of Shareholders. A list of shareholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.
Section 8. Conduct of Meetings of Shareholders. Subject to the following and any other provisions of the corporation’s certificate of incorporation or these by-laws, meetings of shareholders generally shall follow accepted rules of parliamentary procedure, as determined by the presiding officer at such meeting.
(a)           The presiding officer of the meeting shall have absolute authority over matters of procedure, and there shall be no appeal from the ruling of the presiding officer. If the presiding officer, in his or her absolute discretion, deems it advisable to dispense with the rules of parliamentary procedure as to any meeting or any part thereof, the presiding officer shall so state and shall also state the rules under which the meeting or any part thereof shall be conducted.

(b)           In order to prevent disruption or disorder which could interfere with the conduct of the business of the meeting or for any other reason deemed necessary or advisable, the presiding officer at any meeting may, in his or her sole discretion, quit the chair and announce the adjournment of the meeting; and upon his or her so doing, the meeting is thereupon adjourned.
(c)           Any other motion for adjournment, if otherwise properly made, other than a motion to adjourn at the close of business of the meeting or a motion to adjourn for the purpose of tabulating votes or proxies, shall be disposed of by a per share vote.
(d)           The presiding officer of the meeting may require that any person not a shareholder or the proxy of a shareholder leave the meeting.
(e)           A resolution or motion shall be considered for a vote at a meeting only if (i) proposed by a shareholder or a duly authorized proxy of such a shareholder, (ii) seconded by a shareholder or a duly authorized proxy of such a shareholder (other than the individual proposing the resolution or motion) and (iii) such resolution or motion is ruled in order by the presiding officer of the meeting in his or her sole discretion, which order shall not be appealable.
(f)           At any meeting called for the election of directors, the polls shall be opened and closed at the times and in the manner directed by the presiding officer of such meeting. Once the presiding officer has announced the closing of the polls, no further voting shall be permitted.
Section 9. Notice of Proposed Shareholder Business.
(a)           A proposal of business to be considered by the shareholders, other than the nomination of a director, at an annual meeting of shareholders (“annual meeting”) may be made (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any shareholder of the corporation who was a shareholder of record at the time of giving notice provided for in this Section 9, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 9. Notice of director nominations to be made pursuant to Section 14 of Article III shall be made in keeping with the requirements of that Section.
(b)           For an item of business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a) of this Section 9, the shareholder must have given timely notice thereof in writing to the secretary of the corporation and such item of business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the secretary at the office of the corporation provided for in Article I Section 1 of these by-laws not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for considering such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, and (B) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(c)           Only such business shall be conducted at an annual meeting as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9 or, if applicable, in accordance with Section 14 of Article III. Except as otherwise provided by law, the presiding officer of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the notice procedures set forth in this Section 9 or, if applicable, as outlined in Section 14 of Article III and, if any proposed business is not in compliance with this Section 9 or, if applicable, Section 14 of Article III, to declare that such proposal shall be disregarded.
(d)            For purposes of this Section 9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
(e)           Notwithstanding the foregoing provisions of this Section 9, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9. Nothing in this Section 9 shall be deemed to adversely affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE III

DIRECTORS

Section 1. Number, Election and Terms. The number of the directors constituting the entire board of directors shall be 11, or such other number, not less than three nor more than 11, as shall be fixed by the board of directors from time to time, subject to the rights of the holders of shares of any class or series of preferred stock (or shares of common stock issued upon conversion of such shares of preferred stock).
Directors shall be elected annually at the annual meeting of shareholders, to hold office until the next succeeding annual meeting. Each director shall be elected to serve until the expiration of his or her term or until his or her successor shall have been elected and qualified except in the event of the death, resignation or removal or the earlier termination of the term of office of any such director. Each director shall be at least 21 years of age. It is not necessary for a director to be a shareholder of the corporation.
Section 2. Newly Created Directorships and Vacancies. Except as otherwise provided by the certificate of incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until such director’s successor shall have been duly elected and qualified, except in the event of the death, resignation or removal or the earlier termination of the term of office of such director. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 3. Removal. Except as otherwise provided by the certificate of incorporation, any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of a majority of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 4. Powers and Duties of the Board of Directors. Except as otherwise provided by law, the certificate of incorporation or these by-laws, the business of the corporation shall be managed by the board of directors, which may adopt such rules and regulations for that purpose and for the conduct of its meetings as it may deem proper. The board of directors may have one or more offices and keep the books, records and minutes of the corporation, except such records as are required to be kept in the State of New York, at such places as it may from time to time determine. Any of such records may be in written form or in any other form capable of being converted into written form within a reasonable time. In addition to the powers and authority expressly conferred upon it by these by-laws, the board of directors may exercise all such powers of the corporation and do all such lawful acts and things as are allowed by the certificate of incorporation or these by-laws.
Section 5. Chairman of the Board. The board of directors shall elect a chairman of the board from their number. The chairman of the board shall preside over the meetings of the board of directors and shall have the rights and shall perform such duties as may be prescribed by the board of directors which at minimum shall include the right to (i) receive regular reports from the chief executive officer, (ii) coordinate periodic board of directors’ input and review of management’s strategic plans for the corporation, (iii) assist and advise the chief executive officer in connection with corporate strategy and personnel and organizational matters, (iv) lead the board of directors’ review of a succession plan, (v) assist and advise the chief executive officer in the development and monitoring of budgets, operations and similar plans and (vi) have a reasonable opportunity to review and comment on the agenda for any special meeting of the board of directors that is not called by the chairman of the board.
Section 6. Clearance. No director, by reason of his office as director, shall be authorized access to any classified information unless he has received a security clearance from the federal government which authorizes him to have access to such classified information.
Section 7. First Meeting of the Board of Directors. The first meeting of the board of directors to be held after an annual meeting of shareholders for the election of directors shall be called and held for the purposes of organization, the election or appointment of officers and the transaction of such other business as may be stated in the notice thereof. The first meeting shall be held at such time and place as shall be fixed in written notice mailed to each newly elected director at his or her last known post office address or by electronic transmission to the last e-mail address provided by such director for such purposes.
Section 8. Regular Meetings. Regular meetings of the board of directors shall be held at such time and place within or without the State of New York as may be determined by the chairman of the board from time to time, and no notice shall be required for any regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.
Section 9. Special Meetings. Special meetings of the board of directors may, unless otherwise prescribed by law, be called from time to time by the chairman of the board, who in each case may set the agenda for any such meetings. In addition, upon at least five days’ prior written notice, a written request directed to the chairman of the board or the secretary (stating the time, place and purposes of such special meeting), a majority of the directors may request a special meeting. The chairman of the board or the secretary shall then call a special meeting of the board of directors. Special meetings of the board of directors shall be held at the place where regular meetings of the board of directors are usually held, unless otherwise fixed by the chairman of the board from time to time. The chairman of the board shall be given a reasonable opportunity to review and comment on the agendas for any special meetings of the board of directors.

Section 10. Notice of Special Meetings. Except as otherwise provided in Section 9 of this Article, notice of the time, place and purpose of each special meeting of the board of directors, other than any meeting the giving of notice of which is otherwise prescribed by law, shall be given to each director at least 2 hours prior to such meeting. For the purpose of this Section 10, notice will be deemed to be duly given to a director if given to him or her orally (including by telephone) or if such notice be delivered to such director in person or be mailed, sent by facsimile, e-mail or other electronic transmission, or cabled to his address as it appears upon the books of the corporation or to the address last made known in writing to the secretary of the corporation by such director as the address to which such notices are to be given. Each member of the board of directors shall ensure that the corporation and the chairman of the board have a current and effective facsimile, e-mail or other electronic transmission address to be utilized for the foregoing purposes.
Section 11. Quorum. A majority of the directors then in office (but not less than one-third of the entire board of directors), acting at a meeting duly assembled, shall constitute a quorum for the transaction of business. If at any meeting of the board of directors there shall be less than a quorum present, a majority of those present may adjourn the meeting without further notice (other than announcement at the meeting of the time and place to which the meeting is adjourned) from time to time until a quorum shall have been obtained. Any act of a majority of directors present at a meeting at which there is a quorum shall be the act of the board of directors, except as otherwise specifically provided by law, the Certificate of Incorporation or these by-laws
Section 12. Compensation of Directors and Members of Committees. The board of directors may from time to time, in its discretion, fix the amount which shall be payable to members of the board of directors and to members of any committee for attendance at the meetings of the board of directors or of such committee and for services rendered to the corporation. A director or member of the committee may serve the corporation in any other capacity and receive compensation therefor.
Section 13. Meetings by Communication Equipment. The board of directors or any committee of the board of directors may hold a meeting by means of conference telephone or similar communications equipment that includes, but is not limited to, web meetings or other meetings over the internet, allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.
Section 14. Nomination of Director Candidates. Nominations for the election of directors may be made by the board of directors or a proxy committee appointed by the board of directors or by any shareholder entitled to vote in the election of directors generally in accordance with the requirements set forth in this Section.
(a)           Advance Notice. Any shareholder entitled to vote in the election of directors intending to nominate one or more persons for election as directors at a meeting other than in accordance with Section 14(b) of this Article III may do so only if written notice of such shareholder’s intent to make such nomination is given to the secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the current year’s annual meeting is not within 30 days before or after such anniversary date, in order to be timely notice by the shareholder must be so delivered not later than the close of business on the 90th day (or, if the first public announcement of the date of such meeting is made less than 100 days prior to such meeting, then as of the close of business on the 10th day following the day on which such public announcement is first made by the Corporation) nor earlier than the 120th day prior to such current year’s annual meeting. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of common stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(b)           Proxy Access.
i.           Subject to the terms and conditions set forth in these by-laws, the corporation shall include in its proxy statement and on its form of proxy for an annual meeting of shareholders the name of, and the Additional Information (as defined below) relating to, any nominee for election or reelection to the board of directors who satisfies the eligibility requirements in this Section 14(b) (a “Shareholder Nominee”) and who is identified in a notice that complies with Section 14(b)(vi) of this Article III and that is timely delivered pursuant to Section 14(b)(vii) of this Article III (the “Shareholder Notice”) by a shareholder on behalf of one or more shareholders, but in no case more than twenty shareholders, who:
(A)
elect at the time of delivering the Shareholder Notice to have such Shareholder Nominee included in the corporation’s proxy materials,
(B)
as of the date of the Shareholder Notice, own (as defined below in Section 14(b)(iii) of this Article III) a number of shares that represents at least 3% of the outstanding shares of the corporation entitled to vote in the election of directors (the “Required Shares”) and has owned (as defined below in Section 14(b)(iii) of this Article III) continuously the Required Shares (as adjusted for any stock splits, stock dividends, or similar events) for at least 3 years, and
(C)
satisfy the additional requirements in these by-laws (such shareholder or shareholders collectively, an “Eligible Shareholder”).
ii.           For purposes of satisfying the ownership requirement under Section 14(b)(i) of this Article III:
(A)
the outstanding shares of the corporation owned by one or more shareholders may be aggregated, provided that the number of shareholders and other beneficial owners whose ownership of shares is aggregated for such purpose shall not exceed twenty, and

(B)
two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by a single employer or (3) a “group of investment companies,” as such term is defined in Section 14(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time the “Investment Company Act”) (such funds together under each of (1), (2) or (3) comprising a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this paragraph and treated as one owner as defined in Section 14(b)(iii) provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 14(b).
iii.           For purposes of this Section 14(b), an Eligible Shareholder “owns” only those outstanding shares of the corporation as to which the shareholder possesses both:
(A)
the full voting and investment rights pertaining to the shares, and
(B)
the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares:

(1)
sold by such shareholder or any control person in any transaction that has not been settled or closed (including any short sales),
(2)
borrowed by such shareholder or any control person for any purpose or purchased by such shareholder or any control person pursuant to an agreement to resell, or
(3)
subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its control persons, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of: (I) reducing in any manner, to any extent or at any time in the future, such shareholder’s or any of its control persons’ full right to vote or direct the voting of any such shares, and/or (II) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or control person.
A shareholder “owns” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the shareholder. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has loaned such shares provided that the shareholder has the power to recall such loaned shares on 5 business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors.

iv.           No shareholder may be a member of more than one group of shareholders constituting an Eligible Shareholder under this Section 14(b). If a shareholder would otherwise qualify as a member of more than one group of shareholders constituting an Eligible Shareholder, it shall be deemed to be a member of the group with the largest shareholding as reflected in the Shareholder Notice.
v.           For purposes of this Section 14(b), the “Required Information” that the corporation will include in its proxy statement is:
(A)
the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder and as required by the principal U.S. exchange, if any, upon which the shares of the corporation are listed; and
(B)
if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder, not to exceed 500 words, in support of its Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the corporation’s proxy statement for the annual meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 14(b), the corporation may omit from its proxy materials any information or Statement that it in good faith believes would violate any applicable law or regulation. Nothing in this Section 14(b) shall limit the corporation’s ability to solicit against, and include in its proxy materials its own statements relating to, any Eligible Shareholder or Shareholder Nominee.
vi.           The inclusion of the Shareholder Nominee in the proxy materials shall be subject to the delivery to the corporation of, and the Shareholder Notice shall set forth, the following:
(A)
as to the Eligible Shareholder (or in the case of a group, each shareholder whose shares are aggregated for purposes of constituting an Eligible Shareholder) giving the Shareholder Notice, (1) the name and address of each such shareholder or shareholders, as they appear on the corporation’s books, and of such beneficial owner, and (2) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner;
(B)
as to each Shareholder Nominee whom the Eligible Shareholder proposes to nominate for election or reelection to the board of directors pursuant to this Section 14(b) of this Article III, (1) the Required Information (including the Shareholder Nominee’s written consent to being named in the corporation’s proxy statement as a nominee and to serving as a director if elected), and (2) a description of all direct and indirect compensation and other material monetary or voting agreements, arrangements, and understandings during the past 3 years, and any other material relationships, between or among the Eligible Shareholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each Shareholder Nominee, and each Shareholder Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Eligible Shareholder, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the Shareholder Nominee were a director or executive officer of such registrant;

(C)
a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18; and
(D)
the written agreement of the Eligible Shareholder (or in the case of a group, each shareholder whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the corporation, setting forth the following additional agreements, representations, and warranties:

(1)
setting forth and certifying to the number of shares of the corporation it owns and has owned (as defined in Section 14(b)(iii) of this Article III) continuously for at least 3 years as of the date of the Shareholder Notice and agreeing to continue to own such shares through the date of the annual meeting, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Shareholder with the SEC;
(2)
the Eligible Shareholder’s agreement to provide written statements from the record holder and intermediaries as required under Section 14(b)(viii) of this Article III verifying the Eligible Shareholder’s continuous ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting;
(3)
the Eligible Shareholder’s representation and agreement that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder under this Section 14(b)):
I.
acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent,

II.
has not nominated and will not otherwise nominate for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 14(b),
III.
has not engaged and will not engage in a, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the board of directors, and
IV.
will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the corporation; and
(4)
the Eligible Shareholder’s agreement to:
I.
assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation,
II.
indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 14(b),
III.
comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting,
IV.
file all materials described below in Section 14(b)(viii)(C) of this Article III with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A,
V.
immediately notify the corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting,
VI.
intend to be present in person at the annual meeting to present its Shareholder Nominee at the meeting, and

VII.
provide to the corporation prior to the annual meeting such additional information as necessary or reasonably requested by the corporation; and
(5)
in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.
vii.           To be timely under this Section 14(b), the Shareholder Notice must be received by the secretary of the corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however that in the event the date of the current year annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the current year annual meeting or the 10th day following the day on which public announcement of the date of the current year annual meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of the Shareholder Notice as described above.
viii.           An Eligible Shareholder (or in the case of a group, each shareholder whose shares are aggregated for purposes of constituting an Eligible Shareholder) must:
(A)
within 5 business days after the date of the Shareholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite 3-year holding period, verifying that the Eligible Shareholder owns, and has owned continuously for the preceding 3 years, the Required Shares,
(B)
include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the SEC a statement certifying that it owns and continuously has owned, as defined in Section 14(b)(iii) of this Article III, the Required Shares for at least 3 years,
(C)
file with the SEC any solicitation or other communication relating to the current year annual meeting, one or more of the corporation’s directors or director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A, and
(D)
as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Shareholder, within 5 business days after the date of the Shareholder Notice, provide documentation reasonably satisfactory to the corporation that demonstrates that the funds qualify as a Qualifying Fund.

ix.           Within the time period specified in Section 14(b)(vii) of this Article III for delivery of the Shareholder Notice, a Shareholder Nominee must deliver to the secretary of the corporation the questionnaire, representation and agreement set forth in Section 16 of this Article III. At the request of the corporation, the Shareholder Nominee must promptly, but in any event within 5 business days of such request, submit any additional completed and signed questionnaires required of the corporation’s directors and provide to the corporation such other information as it may reasonably request. The corporation may request such additional information as necessary to permit the board of directors to determine if each Shareholder Nominee is independent under the listing standards of the principal U.S. exchange, if any, upon which the shares of the corporation are listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors.
x.           Notwithstanding anything to the contrary contained in this Section 14(b), the corporation may omit from its proxy statement any Shareholder Nominee, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the corporation, if:
(A)
the secretary of the corporation receives notice that the Eligible Shareholder nominating such Shareholder Nominee intends to nominate any person for election to the board of directors pursuant to the advance notice requirements for stockholder nominees for directors set forth in Section 14(a) of this Article,
(B)
the Eligible Shareholder materially breaches any of its agreements, representations, or warranties set forth in the Shareholder Notice, or if any of the information in the Shareholder Notice was not, when provided, true and correct or contains material omissions, or
(C)
the Shareholder Nominee (1) is not independent under the listing standards of any applicable rules of the SEC, and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors, (2) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange, if any, on which shares of the corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (3) is or has been, within the past three years, an officer or director of a competitor (as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended) of the corporation, or (4) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past 10 years.
xi.           The number of Shareholder Nominees appearing in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (A) 2 or (B) 20% of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 14(b) with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20%. The following persons shall be considered Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 14(b) has been reached: (1) any Shareholder

Nominee that was submitted by an Eligible Shareholder for inclusion in the company’s proxy materials pursuant to this Section 14(b) whom the board of directors decides to nominate as a nominee and (2) any Shareholder Nominee whose nomination is subsequently withdrawn. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 14(b) exceeds this maximum number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the corporation each Eligible Shareholder disclosed as owned in its respective Shareholder Notice submitted to the corporation. If the maximum number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
xii.           Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (B) does not receive at least 20% of the votes cast in favor of the Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 14(b) for the next 2 annual meetings.
Section 15. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 14 of this Article) to the secretary at the offices of the corporation provided for in Article I Section 1 of these by-laws a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, and (c) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein.

ARTICLE IV

COMMITTEES OF THE BOARD OF DIRECTORS

Section 1. Committees. The board of directors, by resolution or resolutions passed by a majority of the entire board of directors, may designate from among its members various committees, each consisting of one or more of the directors, and each of which, to the extent provided in said resolution or resolutions, shall have and may exercise such powers and authority as may be specified by the board of directors, except that no such committee shall have authority as to (1) the submission to shareholders of any action that needs shareholders’ authorization under law, (2) the filling of vacancies in the board of directors or in any committee, (3) the fixing of compensation of the directors for serving on the board of directors or on any committee, (4) the amendment or repeal of the by-laws, or the adoption of new by-laws, or (5) the amendment or repeal of any resolution of the board of directors which by its terms shall not be so amendable or repealable. The board of directors may designate one or more directors as alternate members of any such committee. Each such committee and the members thereof shall serve at the pleasure of the board of directors.

Section 2. Standing Committees. There shall at all times be an audit committee of the board of directors. The audit committee shall consist of one or more directors, none of whom may be a current or former officer or employee of the corporation.
Section 3. General Rules. At each meeting of a committee, the greater of one-third of the entire committee and at least two members of such committee shall constitute a quorum for the transaction of business. Notice of the time and place of each committee meeting shall be subject to the same notice rules as are applicable to special meetings of the board of directors, except that no notice of the purpose of a committee meeting need be stated. Any action required or permitted to be taken at any meeting of a committee of the board of directors may be taken without a meeting if all members of such committee consent to such action in writing and such writing or writings are filed with the minutes of proceedings of the committee. Except as otherwise provided in this Article IV, each committee of the board of directors may adopt its own rules of procedure, may meet at stated times or on such notice as the committee may determine and shall keep regular minutes of its proceedings and report the same to the board of directors when required.

ARTICLE V

OFFICERS

Section 1. Number and Designation. The officers of the corporation will consist of a chief executive officer, one or more vice presidents, a treasurer, one or more secretaries, a controller and such other officers as the board of directors may elect, including, but not limited to, one or more vice chairmen, a president, a chief financial officer, “executive” vice presidents, “senior” vice presidents or “group” vice presidents. Any two or more offices may be held by one person, except that where these by-laws or resolutions of the board of directors provide for signatures of the incumbents of two offices of the corporation upon certificates for shares, notes, checks or other instruments or documents issued by the corporation, such offices must be held by two separate persons.
Section 2. Election. The board of directors shall, at their first meeting after their election, elect a chief executive officer, one or more vice presidents, one or more secretaries, a treasurer and a controller who need not be members of the board of directors, but in the event of the failure of the board of directors to elect any officer at such meeting, then such officers may be elected at any subsequent meeting of the board of directors. Each officer so elected shall hold office until the first meeting of the board of directors following the next annual meeting of shareholders for the election of directors and until his or her successor is elected, except in the event of his or her death, resignation or removal or the earlier termination of his or her term of office, and except that the terms of office of all vice presidents shall terminate with each annual election of officers at which any vice president is elected. Any vacancy in an office may be filled for the unexpired portion of the term of such office by the board of directors at any regular or special meeting. The board of directors may also elect other officers, including a controller, who need not be members of the board of directors, and may prescribe, and from time to time change, their respective powers and duties, except as the powers and duties of the controller are prescribed by these by-laws.
Section 3. The Chief Executive Officer. The position of chief executive officer shall be held by such officer as the board of directors may from time to time designate. The chief executive officer shall have the general powers and duties of supervision and management of the corporation, subject to the control of the board of directors, including the appointment of officers and employees of the corporation other than any successor chief executive officer, who shall be appointed and elected solely by the board of directors. The chief executive officer shall also have the power, at any time, to discharge or remove any such appointed officer or employee of the corporation.

Section 5. Vice Presidents. Each vice president, including any executive vice presidents, senior vice presidents and/or group vice presidents, shall have such powers and shall perform such duties as may be assigned to him or her by the board of directors or the chief executive officer.
Section 6. The Treasurer. The treasurer shall have oversight of the care and custody of all the funds and securities of the corporation and shall deposit the same in the name of the corporation or other applicable entity in such bank or banks, trust company or trust companies, deposit company or companies or other entities as may be designated from time to time, as appropriate. The treasurer shall perform the duties and exercise all the powers usually incidental to the office of the treasurer and such other duties as from time to time may be assigned to him or her by the board of directors or the chief executive officer.
Section 7. Secretaries. A secretary or a secretary’s designee shall keep the minutes and act as secretary of all meetings of the board of directors and of the shareholders. A secretary shall attend to the giving and serving of all notices of the corporation. A secretary shall be the custodian of the records of the board of directors and committees thereof and of the corporate seal of the corporation. A secretary shall attend to such correspondence as may be assigned to him or her and perform all the duties incidental to his or her office. Any secretary shall be empowered to affix the corporate seal to all documents, execution of which, on behalf of the corporation, under its seal, is duly authorized and when so affixed may attest the same; and, in general, he or she shall perform the duties and exercise all the powers usually incidental to the office of a secretary of a corporation, and such other duties as, from time to time, may be assigned to him or her by the board of directors or the chief executive officer.
Section 8. The Controller. The controller shall maintain and supervise proper books and records of all assets, liabilities, disbursements and transactions of the corporation. The controller shall prepare such financial statements and reports as shall be required, and shall perform such other duties as from time to time may be assigned to him or her by the board of directors or the chief executive officer.
Section 9. Shareholder Consents and Proxies. The chief executive officer, treasurer and secretary of the corporation or any one of them or their designees, shall have the power and authority on behalf of the corporation to execute any consents or proxies, authorizing any person to attend and act and vote in person or by proxy at any meetings of the shareholders or members of any corporation or other entity in which the corporation owns stock or otherwise has an ownership interest, or to attend such meetings themselves, and at any such meetings they or their designees or proxies, as the case may be, shall possess and may exercise any and all rights and powers incidental to such ownership as the corporation as the owner thereof might have possessed and executed if present.
Section 10. Delegation of Duties of Officer. The board of directors may delegate the duties and powers of any officer, agent or employee of the corporation to any other officer, agent or employee or director for a specified time during the absence of any such person or for any other reason that the board of directors may deem sufficient.
Section 11. Removal. Any officer of the corporation elected or appointed by the board of directors may be removed by the board of directors with or without cause. Any officer appointed by the chief executive officer in accordance with these by-laws may be removed by the chief executive officer with or without cause.

ARTICLE VI

CAPITAL SHARES

Section 1. Form. The capital shares of the corporation may be represented by certificates, may be uncertificated shares or may be in such other form as shall be prescribed by law or approved by the board of directors.
Section 2. Certificates for Shares. To the extent the capital shares of the corporation are represented by certificates, the certificates shall be in such forms as may be prescribed by law and as shall be approved by the board of directors. All share certificates shall be signed by the chairman or a vice-chairman of the board or the president or a vice-president and the secretary or an assistant secretary or the treasurer or an assistant treasurer and shall have the seal of the corporation affixed thereto. Such seal may be a facsimile, engraved or printed. Where any such certificate is countersigned by a transfer agent or registered by a registrar, other than the corporation itself or its employee, the signatures of any such officers or assistant officers upon such certificate may be facsimiles, engraved or printed.
Section 3. Lost, Destroyed or Mutilated Share Certificates. The holder of any certificated share of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of such certificate, and the corporation may issue a new share certificate in place of any certificate theretofore issued by it which the owner thereof shall allege to have been lost, destroyed or mutilated. The corporation may, in its discretion, require such owner or the owner’s legal representative to give to the corporation a bond in such sum and in such form and with such surety or sureties as the board in its sole discretion shall determine, to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, or the issuance of such new certificate. Anything to the contrary in these by-laws notwithstanding, but subject to anything to the contrary in the certificate of incorporation, the corporation, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to legal proceedings under the laws of the State of New York.
Section 4. Transfer. The board of directors shall have the power and authority to make such rules and regulations as it may deem expedient concerning the issue, registration and transfer of share certificates, and may appoint transfer agents or clerks and registrars thereof. Transfers of shares of stock of the corporation shall be made on the record of shareholders of the corporation only upon authorization by the registered holder thereof, or by an attorney thereunto authorized by power of attorney duly executed and filed with the secretary or with a transfer agent or transfer clerk, and on surrender of the share certificate or share certificates properly endorsed, provided such shares are represented by a certificate, or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. The person in whose names shares of stock shall stand on the record of shareholders of the corporation shall be deemed the owner thereof for all purposes as regards the corporation. Whenever any transfers of shares shall be made for collateral security and not absolutely and written notice thereof shall be given to the secretary or to such transfer agent or transfer clerk, such fact shall be stated in the entry of the transfer.
Section 5. Fixing of Record Date. The board of directors may at any time fix a record date not more than 50 nor less than 10 days prior to (a) the date of any meeting of shareholders or (b) the last day on which the shareholders are entitled to express consent or dissent from any proposal without a meeting, as the date as of which shareholders entitled to notice of or to vote at such a meeting, or whose consent or dissent is required or may be expressed, for any purpose, as the case may be, shall be determined, and, except as otherwise provided by law, all persons who were the holders of record of voting shares at such date and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent, as the case may be. The board of directors may at any time fix a record date not exceeding fifty days prior to the date fixed for the payment of any dividend or the making of any distribution or for the delivery or allotment of evidences of rights or evidences of interest arising out of any change, conversion, or exchange of capital shares, as the date for the determination of the shareholders entitled to receive any such dividend, distribution, rights or interest, and in any such case only shareholders of record at the date so fixed shall be entitled to receive such dividend, distribution, rights or interest.

ARTICLE VII

NEGOTIABLE INSTRUMENTS, CONTRACTS, ETC.

Section 1. Signatures on Checks, etc. All checks, drafts, bills of exchange, notes or other obligations or orders for the payment of money shall be signed in the name of the corporation by such officer or officers, person or persons, as the board of directors may from time to time designate by resolution.
Section 2. Execution of Contracts, Deeds, etc. The board of directors or any committee given specific authority in the premises, or given authority to exercise generally the powers of the board of directors during the interval between meetings of the board of directors to the extent permitted by law, may authorize any officer or officers, agent or agents, in the name of and on behalf of the corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments and to vote on behalf of the corporation shares of stock of other domestic or foreign corporations standing in the name of the corporation, and such authority may be general or confined to specific instances.

ARTICLE VIII

CORPORATE SEAL

Section 1. Description. The corporate seal shall have inscribed thereon the name of the corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the board of directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile, or other reproduction of said corporate seal.

ARTICLE IX

FISCAL YEAR

Section 1. Definition. The fiscal year of the Corporation shall begin on the first day of July in each year and shall end on the thirtieth day of June next following, unless otherwise determined by the board of directors.

ARTICLE X

WAIVER OF NOTICE

Section 1. Meetings Held on Waiver. Whenever any notice is required to be given under the provisions of these by-laws, or of the certificate of incorporation, or of any of the laws of the State of New York, a waiver thereof, in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

ARTICLE XI

AMENDMENTS

Section 1. By the Shareholders. Except as otherwise provided by law, these by-laws may be amended or repealed or new by-laws may be adopted at any meeting of the shareholders of the corporation by the affirmative vote of shareholders holding of record a majority of the issued and outstanding shares entitled to vote, represented either in person or by proxy, provided notice of the proposed amendment be contained in the notice or waiver of notice of such meeting.
Section 2. By the Board of Directors. Except as otherwise provided by law, these by-laws may be amended at any meeting of the board of directors of the corporation at which a quorum is present by the affirmative vote of a majority of the directors present at such meeting, provided notice of the proposed amendment is contained in the notice or waiver of notice of such meeting; provided, however, that the board of directors shall have no power to alter, amend or repeal Section 6 of Article II of these by-laws.

ARTICLE XII

INDEMNIFICATION

Section 1. Indemnification - Third Party and Derivative Actions.

(a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts were committed in bad faith or were the result of his or her active or deliberate dishonesty and were material to such action or proceeding or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

(b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his or her acts were committed in bad faith or were the result of his or her active and deliberate dishonesty and were material to such action or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
(c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.

Section 2. Payment of Indemnification; Repayment.

(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.
(b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.
(c) Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he or she is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he or she is entitled.
(d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.
Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.
Section 4. Other Indemnitors. As to each director of the corporation elected or designated for nomination solely by the holders of shares of any class or series of preferred stock (or shares of common stock issued upon conversion of such shares of preferred stock), the corporation shall be the indemnitor of first resort with respect to each matter for which the corporation is subject to an indemnification or advancement of expenses obligation pursuant to this Article XII (i.e., the corporation’s obligations shall be primary and any obligation of other entities shall be secondary). The corporation shall not seek contribution, subrogation or any other recovery from any such other entity in respect of any of the corporation’s obligations to such director under Article XII.

Section 5. Survival; Savings Clause; Preservation of Other Rights.

(a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.
(b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.
(c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

ARTICLE XIII

FORUM FOR ADJUDICATION OF DISPUTES

Section 1. General. Unless the corporation consents in writing to the selection of an alternative forum, a state or federal court located within the State of New York shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Business Corporation Law of the State of New York or the corporation’s certificate of incorporation or these by-laws (in each case, as amended from time to time), or (d) any action asserting a claim against the corporation or any director, officer or other employee of the corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

* * *
For purposes of these by-laws, the masculine pronoun means the feminine and the singular means the plural whenever appropriate.